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                                                                   Exhibit 23.1


                            INDEPENDENT AUDITORS' CONSENT

    We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 33-85416-A of SunPharm Corporation (the "Company") to Form SB-2 on Form S-3 of our report dated
March 14, 1997 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to recurring losses incurred by the Company from inception and to an uncertainty surrounding the Company's ability to obtain sufficient financing in 1997 which raises substantial doubt about the Company's ability to continue as a going concern), appearing in the Annual Report on Form 10-KSB of SunPharm Corporation for the year ended December 31, 1996, and to the reference to us under the heading "Experts" in the Prospectus, which is a part of this Registration Statement.



DELOITTE & TOUCHE LLP
Jacksonville, Florida

August 7, 1997